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                                                                       EXHIBIT 1


                           COSALE AND VOTING AGREEMENT

              This CoSale and Voting Agreement (this "Agreement") is made as of March __, 2000 among HealthGrades.com, Inc., a Delaware corporation (the "Company"), Essex Woodlands Health Ventures Fund IV, L.P., an Illinois partnership ("Essex"), PaineWebber, as custodian for William J. Punk, I.R.A. ("PW"), Punk, Ziegal & Company Investors, L.L.C. ("Punk"), and Chancellor V, L.
P. ("Invesco" and with Punk, PW and Essex collectively the "Investors"), Kerry Hicks ("Hicks"), Paul Davis ("Davis"), David Hicks ("D. Hicks") and Patrick Jaeckle ("Jaeckle" and with Hicks, Davis and D. Hicks collectively, the "Founders") (the Investors and the Founders are sometimes referred to herein as the "Shareholders").

                                    RECITALS

         A. The Founders own certain outstanding shares of Common Stock, par value $0.001 per share ("Common Stock"), of the Company.

         B. The Investors have purchased shares of Common Stock and warrants (the "Warrants") to purchase Common Stock (the "Equity Securities") pursuant to a Amended and Restated Stock Purchase Agreement dated March 3, 2000.

         C. In order to induce the Investors to purchase the Common Stock, the Shareholders have agreed to provide certain co-sale and voting rights with respect to their holdings of the Company's Common Stock.

         NOW, THEREFORE, in consideration of the mutual promises and other consideration hereinafter set forth, the adequacy and receipt of which is hereby acknowledged by the parties hereto, the parties agree as follows:

         1. Right of Co-Sale.

         1.1. The Right. If at any time any Founder (a "Selling Founder") proposes to sell shares of Common Stock pursuant to a bona fide offer from a party or parties other than other Founders or any of the Investors and such sale is a private transaction, then the Selling Founder shall provide notice of such proposed sale to the Investors, such notice containing (i) notice that the Selling Founder intends on selling his shares, (ii) the material terms and conditions of such sale, (iii) any written materials or agreements setting forth the agreement between the Selling Founder and the purchaser, and (iv) each Investor's "pro rata portion" (as defined below) in the sale (assuming all Investors elect to be Co-Sellers). The Investors shall be entitled to sell their pro rata portion on the same terms and conditions as the Selling Founder. If any of the Investors notifies the Selling Founder in writing within 10 days after receipt of the notification of such proposed sale from the Selling Founder, such Investor or Investors (the "Co-Seller") shall have the right to sell up to its pro rata portion of Common Stock which the Selling Founder proposes to sell to such third party; whereupon the Selling Founder shall assign so much of his interest in the agreement of sale as is proportionate to each Co-Seller's pro rata portion in the sale of Common Stock (or such lesser amount if so elected by such Co-Seller) and each Co-Seller shall assume its respective part of the obligations of the Selling Founder under such agreement, provided, however, no Co-Seller shall be required to give any covenants, representations or


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warranties other than with respect to title to its Equity Securities. For the purposes of this Section 1.1 the "pro rata portion" which each Co-Seller shall be entitled to sell shall be an amount of Equity Securities (assuming the issuance of all shares of Common Stock, issuable upon exercise of the Warrants) equal to a fraction of the total amount of Common Stock proposed to be sold, the numerator of which is the aggregate of all Equity Securities (assuming the conversion of all such securities to Common Stock) which are then held by such Co-Seller and the denominator is the aggregate of all Common Stock then held by the Selling Founder and all Equity Securities (assuming the conversion of all such securities to Common Stock) then held by all Co-Sellers who have elected to exercise their co-sale rights. Each of the Investors shall notify the Selling Founder whether it elects to sell an amount equal to or less than its pro rata portion of the Common Stock so offered

         1.2. Failure to Notify. If within 10 days after the Selling Founder gives the aforesaid notice to Investors, none of the Investors notifies the Selling Founder that it desires to sell any or all of its pro rata portion of the Common Stock described in such notice at the price and on the terms and conditions set forth therein, then the Selling Founder may sell during the 120-day period immediately following the expiration of such 10-day period such Common Stock as to which the Investors did not indicate a desire to sell to other persons at the same price and upon the same terms and conditions as those set forth in the notice. In the event the Selling Founder has not sold the Common Stock on the same terms and conditions as those set forth in the notice within such 120-day period, the Selling Founder shall not thereafter sell any Common Stock without first notifying the Investors in the manner provided above.

         1.3. Limitations to Right of Co-Sale. Without regard and not subject to the provisions of this Agreement:

              (a) a Founder may sell or otherwise assign for consideration or gift Common Stock to any or all of his ancestors, descendants, spouse, employees of the Company or to a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the account of or a trust for the benefit of his ancestors, descendants or spouse, provided that each such transferee or assignee, prior to the completion of the sale, transfer, gift or assignment, shall have executed documents assuming the obligations of a Founder under this Agreement with respect to the transferred securities;

              (b) a Founder may sell shares of Common Stock, the proceeds of which are used to exercise stock options issued under the Company's stock option plan;

              (c) a Founder may pledge and/or sell shares of Common Stock to the Company; and

              (d) a Founder may sell shares of Common Stock in the open market in amounts not to exceed the limitations permitted under Rule 144.

         2. Voting.

         2.1. Designees to Board of Directors. The Shareholders agree to vote all securities of the Company over which they have voting control and to take all other necessary or desirable actions



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within their control (whether as shareholders, directors or officers of the
Company or otherwise, and including without limitation attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special board and shareholder meetings), so that:

              (a) The Company shall have a Board of Directors comprising of no more than eight (8) members;

              (b) At the option of Essex, one designee of Essex and, at the option of Invesco, one designee of Invesco shall be elected to the Board of Directors; and

              (c) In the event that a director designated by Essex or Invesco for any reason ceases to serve as a member of the Board of Directors during his or her term of office, at the option of Essex or Invesco, as applicable, the resulting vacancy on the Board of Directors shall be filled by a designee of Essex or Invesco, as applicable.

         3. Committees.

         3.1. Audit Committee. At the option of Essex and Invesco, as applicable, the directors designated by Essex and Invesco shall serve as members of the Audit Committee of the Company.

         3.2. Compensation Committee. At the option of Essex and Invesco, as applicable, the directors designated by Essex and Invesco shall serve as members of the Compensation Committee.

         4. Miscellaneous.

         4.1. Legends. All instruments evidencing Equity Securities held by Shareholders shall be legended, describing the obligations of Shareholders under this Agreement.

         4.2. Effectiveness and Termination. This Agreement, and the respective rights and obligations of the Shareholders hereto, shall become effective on the date hereof, and shall terminate:

              (a) with respect to Section 1 above, upon the earlier of: (i) when the Investors cease to own in the aggregate five percent (5%) or more of the issued and outstanding shares of Common Stock of the Company, and (ii) on the third anniversary of the date hereof;

              (b) with respect to Sections 2 and 3 above and the obligation to elect Essex to the Board of Directors and the Audit and Compensation Committee, upon the later of (i) the fifth anniversary of the date hereof, and (ii) the date on which Essex fails to own in the aggregate more than 5% of the issued and outstanding Common Stock;



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              (c) with respect to Sections 2 and 3 above and the obligation to elect Invesco to the Board of Directors and the Audit and Compensation Committee, upon the later of (i) the fifth anniversary of the date hereof, and (ii) the date on which Invesco fails to own in the aggregate more than 5% of the issued and outstanding Common Stock; and

              (d) notwithstanding anything contained herein to the contrary, this Agreement will terminate upon a Change of Control Transaction. A "Change of Control Transaction" shall mean (i) a transaction in which all of the shares of Common Stock are exchanged for cash or other securities of a third party and such transaction results in the holders of Common Stock holding less than fifty percent (50%) of the voting power of the surviving entity, or (ii) the sale or transfer of all or substantially all of the Company's assets.

         4.3. Notices. All communications (other than those sent to shareholders generally) provided for hereunder shall be in writing and delivered or mailed by registered or certified mail, or by reputable overnight delivery, to the notice addresses set forth in that Stock Purchase Agreement or, with respect to the Founders, to the then current address set forth on the books and records of the Company.

         4.4. Successors and Assigns. This Agreement shall be binding upon the Company, the Shareholders and their successors and assigns and shall inure to the Investors' benefit and to the benefit of the Investors' respective successors and assigns.

         4.5. Complete Agreement; Amendments. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof. This Agreement supersedes and takes the place of all prior agreements relating to its subject matter. No amendment, modification or termination of any provisions of this Agreement shall be valid unless in writing and signed by the Company and each of the Shareholders.

         4.6. Severability. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts, or portion which may, for any reason, be hereafter declared invalid.

         4.7. Specific Performance. In addition to any and all other remedies that may be available at law, in the event of any breach of this Agreement, each party hereto shall be entitled to specific performance of the agreements and obligations of the Company and the other parties hereto hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

         4.8. Governing Law. This Agreement and securities issued and sold hereunder shall be governed by and construed in accordance with the internal laws of the State of Delaware.



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         4.9. Captions. The descriptive headings of the various paragraphs or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

         4.10. Number and Gender. Where required by the context, singular words or pronouns shall be construed as plural, plural words and pronouns shall be construed as singular and the gender of personal pronouns shall be construed as either masculine, feminine or neuter.

         4.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute one Agreement binding on all the parties hereto.

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
                                COMPANY:

                                      HEALTHGRADES.COM, INC.


                                      By:
                                         ---------------------------------------
                                      Name:
                                           -------------------------------------
                                      Its:
                                           -------------------------------------


                                FOUNDERS:


                                      /s/ KERRY HICKS
                                      ------------------------------------------


                                      /s/ PATRICK JAECKLE
                                      ------------------------------------------


                                      /s/ DAVID HICKS
                                      ------------------------------------------


                                      /s/ PAUL DAVIS
                                      ------------------------------------------


                                INVESTORS:


                                      ESSEX WOODLANDS HEALTH VENTURES
                                      FUND, IV. L.P.

                                      By its general partner:

                                      ESSEX WOODLANDS HEALTH VENTURES,
                                      IV. L.L.C.


                                      By:
                                         ---------------------------------------
                                      Name:
                                           -------------------------------------
                                                   Managing Director


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